UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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ORBITAL ATK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Orbital ATK, Inc., a Delaware corporation (“Orbital ATK” or the “Company”), filed its definitive proxy statement (the “proxy statement”) with the Securities and Exchange Commission (“SEC”) on October 25, 2017, relating to the Agreement and Plan of Merger, dated as of September 17, 2017, by and among the Company, Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), and Neptune Merger, Inc. (“Sub”), a Delaware corporation and a wholly-owned subsidiary of Northrop Grumman (the “merger agreement”), pursuant to which Sub will be merged with and into Orbital ATK, with Orbital ATK surviving the merger and becoming a wholly-owned subsidiary of Northrop Grumman (the “merger”).

As previously disclosed, at least seven purported class actions challenging the merger have been filed in the United States District Court for the Eastern District of Virginia, captioned Lickteig v. Orbital ATK, Inc., et al., filed October 11, 2017 (the “Lickteig Action”), Ayzin v. Orbital ATK, Inc. et al., filed October 13, 2017 (the “Ayzin Action”), Sedon v. Orbital ATK, Inc., et al., filed October 16, 2017 (the “Sedon Action”), Berg v. Orbital ATK, Inc., et al., filed October 16, 2017 (the “Berg Action”), Simnowitz v. Orbital ATK, Inc. et al., filed October 18, 2017 (the “Simnowitz Action”), Cramer v. Orbital ATK, Inc. et al, filed October 25, 2017 (the “Cramer Action”), and Donato v. Orbital ATK, Inc. et al., filed on November 7, 2017 (the “Donato Action” and collectively with the Lickteig Action, Ayzin Action, Sedon Action, Berg Action, Simnowitz Action and Cramer Action, the “Actions”).  The Actions allege certain violations of the Securities Exchange Act of 1934, as amended, and seek, among other things, damages, attorneys’ fees and injunctive relief to prevent the merger from closing.

While the Company believes that the Actions lack merit and that the disclosures set forth in the proxy statement comply fully with applicable law, in order to moot plaintiffs’ unmeritorious disclosure claims, avoid nuisance and possible expense and provide additional information to our stockholders, the Company has determined to voluntarily supplement the proxy statement as described in these Definitive Additional Materials.

These Definitive Additional Materials also contain certain other updates to the proxy statement that are unrelated to the Actions.

Nothing in these Definitive Additional Materials shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required.

* * *

SUPPLEMENT TO PROXY STATEMENT

The following Supplement to Proxy Statement should be read in conjunction with the proxy statement filed by Orbital ATK with the SEC on October 25, 2017, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the proxy statement, the information in this supplement shall supersede the information in the proxy statement.  All page references are to pages of the proxy statement, and all terms used below, unless otherwise defined, shall have the meanings set forth in the proxy statement. Additions to the proxy statement are underlined.

The disclosure in the section captioned “Summary — The Merger — Regulatory Approvals” is supplemented by providing the following additional disclosure at the end of the first paragraph thereof on page 7 of the proxy statement:

Northrop Grumman voluntarily withdrew its notification and report form filed on October 4, 2017 and it refiled on November 6, 2017.  We continue currently to expect to complete the merger in the first half of 2018.

The following disclosure amends and restates the sixth full paragraph on page 30 of the proxy statement in the section captioned “Background of the Merger”:

On June 29 and July 7, 2017, Mr. Thompson and Gen. Fogleman, as Chairman of the Orbital ATK Board, held telephone discussions in which Mr. Thompson reported to Gen. Fogleman on the June 28, 2017 meeting with Northrop Grumman, and Mr. Thompson and Gen. Fogleman discussed an additional meeting to be held with Northrop Grumman on July 11, 2017. Mr. Thompson and Gen. Fogleman again agreed that, while Orbital ATK was not contemplating a sale, management should continue to explore Northrop Grumman’s interest in a potential business combination with Orbital ATK and that a meeting of the Orbital ATK Board could be scheduled during the week of July 17-21, 2017 if Northrop Grumman continued to express interest in a possible acquisition of Orbital ATK at the July 11, 2017 meeting.

The following disclosure amends and restates the third full paragraph on page 34 of the proxy statement in the section captioned “Background of the Merger”:

On August 18, 19 and 20, 2017, Mr. Thompson had telephone conversations with several directors, including Gen. Fogleman, as Chairman of the Orbital ATK Board, regarding Northrop Grumman’s revised offer.

The following disclosure amends and restates the section captioned “Selected Public Companies Analysis” which overlaps pages 45-46 of the proxy statement:

Selected Public Companies Analysis

Citigroup performed a selected public companies analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the public valuation and trading multiples of similar publicly traded companies. Citigroup reviewed financial and stock market information of Orbital ATK and the selected publicly traded companies described below (the ‘‘selected companies’’), consisting of other aerospace and defense companies. No publicly traded company is identical to Orbital ATK, but the companies listed below were selected because, among other reasons, they possessed certain financial, operational or business characteristics that, in Citigroup’s view, based on its professional judgment and experience, were sufficiently comparable to those of Orbital ATK or otherwise relevant for purposes of comparison.

Citigroup reviewed, among other information, (i) firm values of the selected companies, calculated as equity values (based on closing stock prices of the selected companies on September 14, 2017) plus debt, less cash and cash equivalents and other adjustments, as a multiple of EBITDA and (ii) per share equity values of the selected companies (based on closing stock prices of the selected companies on September 14, 2017) as a multiple of earnings per share (‘‘EPS’’) using the estimated EBITDA and EPS for calendar year 2018. As derived from the data in the following table, the observed multiples of firm value to estimated 2018 EBITDA for the selected companies ranged from 8.8x to 13.4x (with a median of 12.4x) and the observed multiples of per share equity values to estimated 2018 EPS for the selected companies ranged from 10.9x to 26.9x (with a median of 19.4x):

Company	Firm Value/2018E EBITDA	Price/2018E Earnings
Aerojet Rocketdyne Holdings, Inc.(1)	12.3x	26.9x
BAE Systems plc	8.9x	13.3x
General Dynamics Corporation	12.8x	18.7x
Harris Corporation	12.4x	19.4x
Lockheed Martin Corporation	13.3x(2)	21.1x
L3 Technologies, Inc.(3)	12.2x	19.4x
Maxar Technologies Ltd. (f/k/a MacDonald, Dettwiler & Associates Ltd.)(4)	8.8x	10.9x
Northrop Grumman Corporation	12.9x	19.7x
Raytheon Company	13.4x	21.5x
Thales SA(5)	8.9x	17.1x

(1) EBITDA and earnings not adjusted for environmental remediation expenses.

(2) Pro forma for exchange offer and $1.58 billion aggregate notes issuance completed on September 7, 2017.

(3) Not adjusted for Adaptive Methods, Inc. acquisition (announced on September 12, 2017; terms were not disclosed) or Doss Aviation, Inc. acquisition (announced on September 14, 2017; terms were not disclosed).

(4) Pro forma for DigitalGlobe, Inc. acquisition. Does not include any potential impact from purchase price accounting.

(5) Pro forma for Guavus, Inc. acquisition, including full earn-out liability.

Based on its professional judgment and taking into consideration the observed multiples for the selected companies, Citigroup then derived a selected range of multiples of 9.0x to 13.0x for firm value to estimated 2018 EBITDA and a selected range of multiples of 17.5x to 21.5x for per share equity value to estimated 2018 EPS, and applied these selected ranges to the 2018 estimated EBITDA and the 2018 estimated EPS of Orbital ATK, respectively, to calculate implied firm value and equity value per share reference ranges for Orbital ATK, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other information and took into account the pending acquisition of Guavus, Inc. and DigitalGlobe, Inc. by Thales SA and Maxar Technologies Ltd. (f/k/a MacDonald, Dettwiler & Associates Ltd.), respectively. Financial data of Orbital ATK were based on Orbital ATK’s filings and financial information provided by Orbital ATK’s management. From this analysis, using its professional judgment, Citigroup derived the following implied average per share equity value reference range (rounded to the nearest $0.05) for Orbital ATK, as compared to the merger consideration to be received in the merger:

Implied Per Share Equity Value Reference Range	Merger Consideration
$100.00 - $137.60	$134.50

The following disclosure amends and restates the section captioned “Selected Transactions Analysis” which overlaps pages 46-47 of the proxy statement:

Selected Transactions Analysis

Citigroup performed a selected transactions analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the multiples paid in acquisitions of similar companies and businesses. Citigroup reviewed, to the extent publicly available, financial information for selected transactions in the aerospace and defense industries announced between June 2012 and February 2017 with a range of approximate transaction values of $875 million to $9.0 billion, which are collectively referred to in this proxy statement as the ‘‘selected transactions.’’ The selected transactions are set forth in the table below.

The transactions below were generally selected because they involved companies with certain financial, operational or business characteristics that, in Citigroup’s view, based on its professional judgment and experience, made them sufficiently comparable to Orbital ATK and/or the transactions contemplated by the merger agreement or otherwise relevant for purposes of comparison. For each of the selected transactions below, Citigroup reviewed the firm value of the selected transaction, calculated as the diluted equity purchase price plus debt, less cash and cash equivalents and other adjustments, as a multiple, to the extent publicly available, of, among other things, the last twelve months (‘‘LTM’’) EBITDA of the relevant target company. As derived from the data in the following table, the observed multiples of firm value to LTM EBITDA for the selected transactions ranged from 9.2x to 12.6x (with a median of 10.4x and a mean of 10.7x):

Target	Acquiror	Announcement Date	Firm Value as a Multiple of LTM EBITDA
DigitalGlobe, Inc.	Maxar Technologies Ltd. (f/k/a Macdonald, Dettwiler & Associates Ltd.) (“Maxar”)	February 24, 2017	9.4x
Sikorsky Aircraft Corporation	Lockheed Martin Corporation	July 20, 2015	11.1x(1)
Exelis Inc.	Harris Corporation	February 6, 2015	9.2x
Aeroflex Holding Corp.	Cobham plc	May 20, 2014	11.9x(2)

ARINC Incorporated	Rockwell Collins, Inc.	August 11, 2013	12.6x(3)
Space Systems/Loral, Inc.	Maxar	June 26, 2012	9.8x(1)(4)

(1) Reflects firm value and firm value as a multiple of LTM EBITDA before impact from 338(h)(10) election. Including impact, Maxar-Space Systems/Loral, Inc. firm value equal to $755 million with a firm value as a multiple of LTM EBITDA of 8.4x. Including impact, Lockheed Martin Corporation-Sikorsky Aircraft Corporation firm value equal to $7.1 billion with a firm value as a multiple of LTM EBITDA of 8.7x.

(2) LTM EBITDA includes pro forma cost savings from reorganization of European operations and consolidation of certain U.S. operations. Pro forma savings reflect the costs that would have been eliminated as if the restructuring occurred as of the first day of the LTM period.

(3) Reflects firm value as a multiple of actual 2012 EBITDA.

(4) Reflects firm value as a multiple of LTM EBITDA post-corporate expense allocation.

Based on its professional judgment and taking into consideration the observed multiples for the selected transactions, Citigroup then applied a selected range of multiples of 9.5x to 11.5x to the estimated 2017 EBITDA of Orbital ATK. Financial data of the selected transactions were based on public filings and other information. Financial data of Orbital ATK were based on financial information provided by Orbital ATK’s management. This analysis implied the following approximate per share equity value reference range for Orbital ATK (rounded to the nearest $0.05), as compared to the merger consideration to be received in the merger:

Implied Per Share Equity Value Reference Range	Merger Consideration
$96.85 - $121.25	$134.50

The following disclosure amends and restates the section captioned “Discounted Cash Flow Analysis” which overlaps pages 47-48 of the proxy statement:

Discounted Cash Flow Analysis

Citigroup also performed a discounted cash flow analysis of Orbital ATK by calculating the estimated present value of the unlevered, after-tax free cash flows that Orbital ATK was forecasted to generate during calendar years 2018 through 2020 based on the Orbital ATK projections (the “projected cash flows”). For purposes of this analysis, stock based compensation was treated as a cash expense. The projected cash flows provided by Orbital ATK’s management excluded the impact of cash pension reimbursements and contributions and annual cash flows from Orbital ATK’s A350 and CRS-2 receivables, which, collectively, we refer to as the “additional cash flow items,” as well as net environmental remediation payments. The additional cash flow items were excluded from the projected cash flows because Orbital ATK management believes they are significant items that are non-perpetual. The net environmental remediation payments were excluded because that item is also non-perpetual and is reflected as a liability on Orbital ATK’s balance sheet. As described below, Citigroup included the estimated cash flows from these items in the discounted cash flow analysis by adding the net present value of the additional cash flow items and subtracting the net environmental remediation liability. The estimated range of terminal values of Orbital ATK was calculated by applying a selected range of perpetuity growth rates of 1.5% to 2.5% to Orbital ATK’s estimated unlevered, after-tax free cash flows for the terminal year (excluding the additional cash flow items and the net environmental remediation payments) as provided by Orbital ATK’s management. The projected cash flows, range of terminal values, and additional cash flow items (based on projections provided by Orbital ATK’s management) were discounted to present value (as of December 31, 2017) using discount rates ranging from 6.9% to 8.2% derived from a weighted average cost of capital calculation, and the net environmental remediation liability, as disclosed in Orbital ATK’s public filings, was then subtracted. Based on this analysis, Citigroup calculated the following approximate per share equity value reference range for Orbital ATK (rounded to the nearest $0.05), as compared to the merger consideration to be received in the merger:

Implied Per Share Equity Value Reference Range	Merger Consideration
$82.85 - $130.45	$134.50

The disclosure in the section captioned “Certain Unaudited Prospective Financial Information” is supplemented by providing the following additional disclosure after the table and footnotes on page 51 of the proxy statement:

Orbital ATK’s unlevered, after-tax free cash flows were computed by taking EBIT from the Orbital ATK projections, then adding depreciation and amortization, subtracting capital expenditures, subtracting estimated cash taxes, and adjusting for changes in net working capital and other cash flow items, in each case, as prepared by and estimated by Orbital ATK’s management. As described above in the section entitled ‘‘—Opinion of Financial Advisor—Discounted Cash Flow Analysis,’’ the projected unlevered, after-tax free cash flows used by Citigroup in connection with its discounted cash flow analysis excluded the impact of the additional cash flow items and net environmental remediation payments. This estimated unlevered, after-tax free cash flow information was provided to the Orbital ATK Board but was not provided to Northrop Grumman.

The following table presents a summary of the unlevered, after-tax free cash flows (excluding additional cash flow items and net environmental remediation payments) for the fiscal years ending December 31, 2018 through 2020 and the terminal year used in the discounted cash flow analysis for Orbital ATK on a stand-alone basis.

	Year Ending December 31,			Terminal Year
	2018E	2019E	2020E
	($ in millions)
Unlevered After-Tax Free Cash Flow (excluding additional cash flow items and net environmental remediation payments)(1)(2)	$384	$287	$300	$377

(1) Stock based compensation is treated as a cash expense. Stock based compensation expense was $8 million in each of 2018E, 2019E and 2020E.

(2) A summary of the additional cash flow items for the fiscal years ending December 31, 2018 through 2027 is provided below:

	Year Ending December 31,
	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
	($ in millions)
Net Pension Cash Flow(a)	4	25	(23)	12	(1)	24	7	(1)	(1)	(1)
Total Projected Cash Flow from A350 and CRS-2 Receivables(b)	(104)	162	220	100	84	—	—	—	—	—

(a)         Net pension cash flow (positive or negative) is derived by adding projected after-tax cash pension reimbursements and pension contributions.

(b)   Assumes CRS-2 receivable stabilizes post-2020E with growth proportional to revenue.

The net environmental remediation payments are associated with a net environmental remediation liability of $21 million as of July 2, 2017 as disclosed in Orbital ATK’s Form 10-Q for the quarter ended July 2, 2017.

The disclosure in the section captioned “The Merger — Regulatory Approvals” is supplemented by providing the following additional disclosure at the end of the first paragraph thereof on page 65 of the proxy statement:

Northrop Grumman voluntarily withdrew its notification and report form filed on October 4, 2017 and it refiled on November 6, 2017.  We continue currently to expect to complete the merger in the first half of 2018.

Forward-Looking Statements

This communication, and any documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance.  Such forward-looking statements include the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the outcome of any legal proceedings that have been or may be instituted against the Company related to the merger agreement or the proposed transaction and (v) other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.  The Company assumes no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.